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                                                                   EXHIBIT 99.3

May 8, 2002

Zurich Capital Markets Company
Attn: Jonathan Lewis, Esq.
One Chase Manhattan Plaza
44th Floor
New York, NY 10005

         Re: ZCMC approval of sale of Premier Life (Luxembourg), S.A., and selected block of policies in Premier Life (Bermuda), Ltd.

Dear Mr. Lewis:

         In accordance with Standard Management Corporation's contractual responsibilities under Section 5.10 of the Note Agreement with Zurich Capital Markets Company ("ZCMC") dated October 31, 2000 (which Agreement was previously made with Zurich Capital Markets, Inc. and subsequently assigned to ZCMC), this letter shall serve as a formal request for ZCMC to give its consent to Standard Management Corporation's ("SMAN's") intention to sell 100% of the Common Stock held by SMAN (through its wholly-owned subsidiaries, Standard Management Financial Corporation, and Standard Management International, S.A. ("SMISA")) of Premier Life (Luxembourg), S.A. ("PLL"), to Winterthur Life ("WLP"), a Swiss company, and to transfer a selected block of policies currently held in SMISA's subsidiary, Premier Life (Bermuda), Ltd. ("PLB"), to Winterthur Overseas Limited ("WOB"), a Bermuda company and an affiliate of WLP.

         Attached to this letter, for your reference, is a copy of the current draft of the proposed Stock Purchase Agreement (the "Agreement") to effect this transaction, as such draft has been updated through May 8, 2002. Please note that several of the key terms of this deal are still being negotiated by and between the parties, and that SMAN reserves the right to amend this Agreement as necessary in the future to reflect future agreements and compromises reached with the prospective purchaser. We will, of course, provide you with a final draft of the Agreement once it has been finalized between the parties.

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         Please indicate your approval for this transaction by signing where indicated below, acknowledging ZCMC's consent to the sale as noted above.



Very truly yours,



Gerald R. Hochgesang
Senior V.P. of Finance and Treasurer
Standard Management Corporation

(Enclosures)

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         On behalf of Zurich Capital Markets Company, and as a duly authorized representative of same, I hereby acknowledge receipt of notice of the impending PLL sale to WLP and transfer of policies from PLB to WOB, as well as a copy of the draft Stock Purchase Agreement, and grant consent to such sale by SMAN through its wholly-owned subsidiaries.



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Jonathan Lewis, Esq.
Zurich Capital Markets Company